Exhibit 15.4

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

GenesisAI Corporation

2018 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

GenesisAI Corporation (the “Company”) hereby grants to the Grantee named below the following restricted stock award to purchase shares of its common stock (“Shares”). The terms and conditions of this award are set forth in the Restricted Stock Award Agreement and the GenesisAI Corporation 2018 Stock Incentive Plan, as amended by Amendment No. 1 to 2018 Stock Incentive Plan of GenesisAI Corporation (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:
Name of Grantee:
Number of Shares:
Purchase Price per Share:
Vesting Start Date:
Vesting Schedule:

GenesisAI Corporation
2018 Stock Incentive Plan, As Amended

RESTRICTED STOCK AWARD AGREEMENT

1. Restricted Stock Award and Transfer. Upon execution of this Agreement, the Company shall issue to the Grantee the number of shares of restricted Common Stock of the Company, $0.0001 par value per share, as is set forth in the Notice of Restricted Stock Award (the “Stock”), at a purchase price as specified in the Notice of Restricted Stock Award, subject to the restrictions and other terms set forth herein (the “Award”).

2. Adjustments to Stock. In the event of a stock split, a stock dividend or a similar change in the Company’s Stock, the number of shares of Stock covered by this Award and the Purchase Price Per Share (as defined in the Notice of Restricted Stock Award) may be adjusted pursuant to the Plan. Grantee’s Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

3. Right of Repurchase.

(a) The Company shall have the right to repurchase all or any part of the shares of Stock (whether or not vested) received pursuant to this Award (a “Repurchase Right”) on the terms and conditions below. The Company’s Repurchase Right shall be exercisable only within the ninety (90) day period following a Repurchase Event, or such longer period as may be required to avoid a charge to earnings for financial accounting purposes or as otherwise agreed to by the Company and the Grantee (the “Repurchase Period”). Each of the following events shall constitute a “Repurchase Event:”

(i) Termination of Grantee’s continuous Service for any reason or no reason, with or without cause, including death or Disability, in which event the Repurchase Period shall commence on the date of termination of Grantee’s continuous Service.

(ii) Grantee, Grantee’s legal representative, or other holder of shares acquired pursuant to this Restricted Stock Award Agreement attempts to sell, exchange, transfer, pledge, or otherwise dispose of any of the Stock in violation of this Agreement or the Right of First Refusal (as defined below), in which event the Repurchase Period shall commence on the date the Company receives actual notice of such attempted sale, exchange, transfer, pledge or other disposition.

(iii) The receivership, bankruptcy, or other creditor’s proceeding regarding Grantee or the taking of any of the Stock by legal process, such as a levy of execution, in which event the Repurchase Period shall commence on the date the Company receives actual notice of the commencement of pendency of the receivership, bankruptcy or other creditor’s proceeding or the date of such taking, as the case may be, and the Fair Market Value of the shares shall be determined as of the last day of the month preceding the month in which the proceeding involved commenced or the taking occurred.

(b) The Company may exercise the Repurchase Right for all or any portion of the Grantee’s Stock in the Company’s sole discretion and may choose to exercise the Repurchase Right to acquire only the unvested portion of Grantee’s Stock if the Company so desires. The Company shall exercise its Repurchase Right only for cash for the Stock and shall give Grantee written notice (accompanied by payment for the Stock) within ninety (90) calendar days after the later of the Repurchase Event or a proper purchase of the Stock following such Repurchase Event (including after any extension of the Repurchase Period to avoid a charge to earnings for financial accounting purposes).

(c) The repurchase price for vested shares shall be equal to the shares’ Fair Market Value at the time of the Repurchase Event. The Company may repurchase unvested shares at a price equal to the original price per share that Grantee paid pursuant to Section 1 above.

4. Limitations on Transfer; The Company’s Right of First Refusal. In addition to any other limitation on transfer created by applicable securities laws or the Company’s certificate of incorporation or bylaws, before any shares of Stock registered in the name of Grantee may be sold or transferred, such shares shall first be offered to the Company as follows (the “Right of First Refusal”):

(a) Grantee shall promptly deliver a notice (“Notice”) to the Company stating (i) Grantee’s bona fide intention to sell or transfer such shares of Stock, (ii) the number of such shares to be sold or transferred, and the basic terms and conditions of such sale or transfer, (iii) the price for which Grantee proposes to sell or transfer such shares of Stock, (iv) the name of the proposed purchaser or transferee, and (v) proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable U.S. federal, state or foreign securities laws. The Notice shall be signed by both Grantee and the proposed purchaser or transferee and must constitute a binding commitment subject to the Right of First Refusal as set forth herein.

(b) Within thirty (30) days after receipt of the Notice, the Company may elect to purchase all or any portion of the shares to which the Notice refers, at the price per share specified in the Notice. If the Company elects not to purchase all or any portion of the shares, the Company may assign its right to purchase all or any portion of the shares. The assignees may elect within thirty (30) days after receipt by the Company of the Notice to purchase all or any portion of the shares to which the Notice refers, at the price per share specified in the Notice. An election to purchase shall be made by written notice to Grantee. Payment for shares purchased pursuant to this Section 4 shall be made within thirty (30) days after receipt of the Notice by the Company and, at the option of the Company, may be made by cancellation of all or a portion of outstanding indebtedness, if any, or in cash or both.

(c) If all or any portion of the shares to which the Notice refers are not elected to be purchased, as provided in Section 4(b), Grantee may sell those shares to any person named in the Notice at the price specified in the Notice, provided that such sale or transfer is consummated within sixty (60) days of the date of said Notice to the Company, and provided, further, that any such sale is made in compliance with applicable U.S. federal, state and foreign securities laws and not in violation of any other contractual restrictions to which Grantee is bound. The third-party purchaser shall be bound by, and shall acquire the shares of stock subject to, the provisions of this Agreement, including the Right of First Refusal.

(d) Any proposed transfer on terms and conditions different from those set forth in the Notice, as well as any subsequent proposed transfer shall again be subject to the Right of First Refusal and shall require compliance with the procedures described in this Section 4.

(e) Grantee agrees to cooperate affirmatively with the Company, to the extent reasonably requested by the Company, to enforce rights and obligations pursuant to this Agreement.

(f) Notwithstanding the above, neither the Company nor any assignee of the Company under this Section 4 shall have any right under this Section 4 at any time subsequent to the closing of a public offering of the common stock of the Company pursuant to a registration statement declared effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(g) This Section 4 shall not apply to (i) a transfer by will or intestate succession, or (ii) a transfer to one or more members of Grantee’s Immediate Family (defined below) or to a trust established by Grantee for the benefit of Grantee and/or one or more members of Grantee’s Immediate Family, provided that the transferee agrees in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement to the same extent as they apply to Grantee. The transferee shall execute a copy of the attached Annex I and file the same with the Secretary of the Company. For purposes of this Agreement, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

5. Rights of Grantee. Subject to the provisions of Sections 4, 5, 9 and 10 herein, Grantee shall exercise all rights and privileges of a stockholder of the Company with respect to the Stock. Grantee shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Stock and for the purpose of exercising any voting rights relating to such shares of Stock, even if some or all of such shares of Stock have not yet vested and been released from the Repurchase Right.

6. Restrictive Legends. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

(b) THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS, INCLUDING A REPURCHASE RIGHT AND RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SECURITIES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

7. Investment Representations. In connection with the purchase of the Stock, Grantee represents to the Company the following:

(a) Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Grantee is purchasing the Stock for investment for Grantee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b) Grantee understands that the Stock has not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein.

(c) Grantee further acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Grantee further acknowledges and understands that the Company is under no obligation to register the Stock. Grantee understands that the certificate evidencing the Stock will be imprinted with a legend, which prohibits the transfer of the Stock unless the Stock is registered, or such registration is not required in the opinion of counsel for the Company.

(d) Grantee is familiar with the provisions of Rule 144 and Rule 701, under the Securities Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” (as defined in the Securities Act) acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities exempt under Rule 701 may be sold by Grantee ninety (90) days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144 and the market stand-off provision described in Section 8 below. In the event that the sale of the Stock does not qualify under Rule 701 at the time of purchase, then the Stock may be resold by Grantee in certain limited circumstances subject to the provisions of Rule 144, which require, among other things: (i) the availability of certain public information about the Company; and (ii) the resale occurring following the required holding period under Rule 144 after Grantee has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(e) Grantee further understands that at the time Grantee wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 or Rule 701, and that, in such event, Grantee would be precluded from selling the Stock under Rule 144 or Rule 701 even if the minimum holding period requirement had been satisfied.

(f) Grantee further warrants and represents that Grantee has either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the purchase of the Stock by virtue of the business or financial expertise of himself or of professional advisors to Grantee who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

8. Market Stand-Off Agreement. Grantee hereby agrees that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, Grantee shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days and may be required by the underwriter as a market condition of the offering; provided, however, that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such law, rules, regulations or trading policies. Grantee hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

9. Section 83(b) Election. Grantee understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” includes the right of the Company to buy back the Stock pursuant to the Repurchase Right set forth in Section 3 above. Grantee understands that Grantee may elect to be taxed at the time the Stock is purchased, rather than when and as the Repurchase Right expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase. Even if the fair market value of the Stock at the time of the execution of this Agreement equals the amount paid for the Stock, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Grantee understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Grantee. Grantee further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Grantee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the purchase of the Stock hereunder, and does not purport to be complete. Grantee further acknowledges that the Company has directed Grantee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Grantee may reside, and the tax consequences of Grantee’s death. Grantee assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Stock. Grantee agrees that Grantee is responsible for consulting Grantee’s own tax advisor as to the tax consequences associated with Grantee’s Stock. The tax rules governing this Award are complex, change frequently and depend on the individual taxpayer’s situation.

10. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement or the Right of First Refusal or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

11. No Employment Rights. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or Subsidiary of the Company) to terminate Grantee’s employment for any reason at any time, with or without Cause and with or without notice.

12. Other Necessary Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13. Notice. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

14. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Grantee and Grantee’s heirs, executors, administrators, successors and assigns. The failure of the Company in any instance to exercise the Right of First Refusal described herein shall not constitute a waiver of any other Right of First Refusal that may subsequently arise under the provisions of this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state.

16. No State Qualification. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH ANY STATE SECURITIES LAW ADMINISTRATOR, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

17. No Oral Modification. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

18. Entire Agreement. This Agreement and the Plan constitute the entire complete and final agreement between the parties hereto with regard to the subject matter hereof.

19. The Plan And Other Agreements. The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice of Restricted Stock Award, this Agreement, including its attachments, and the Plan constitute the entire understanding between Grantee and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. By signing this Agreement, Grantee acknowledges receipt of a copy of the Plan, and agrees that (a) Grantee has carefully read, fully understands and agrees to all of the terms and conditions described in this Agreement and the Plan; and (b) Grantee has been given an opportunity to consult Grantee’s own legal and tax counsel with respect to all matters relating to this restricted stock award prior to signing this Agreement and that Grantee has either consulted such counsel or voluntarily declined to consult such counsel.

20. Attorneys’ Fees; Specific Performance. Grantee shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees. It is the intention of the parties that the Company, upon exercise of the Repurchase Right or Right of First Refusal and payment of the applicable consideration for the Stock, pursuant to the terms of this Agreement, shall be entitled to receive the Stock, in specie, in order to have such Stock available for future issuance without dilution of the holdings of other stockholders. Furthermore, it is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Stock and that the Company shall, upon proper exercise of the Repurchase Right or Right of First Refusal, be entitled to specific enforcement of its rights to purchase and receive the Stock.

21. Miscellaneous Provisions.

(a) Grantee understands and acknowledges that (i) the Plan is entirely discretionary, (ii) the Company and Grantee’s employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the Award does not in any way create any contractual or other right to receive additional awards at any time or in any amount and (iv) all determinations with respect to any additional awards, including (without limitation) the times when awards will be granted, the number of shares of stock offered, the exercise price or purchase price, as applicable, and the vesting schedule, will be at the sole discretion of the Company.

(b) Grantee understands and acknowledges that participation in the Plan ceases upon termination of Grantee’s Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

(c) Grantee hereby authorize and directs its employer to disclose to the Company or any Subsidiary any information regarding Grantee’s employment, the nature and amount of Grantee’s compensation and the fact and conditions of Grantee’s participation in the Plan, as Grantee’s employer deems necessary or appropriate to facilitate the administration of the Plan.

(d) Grantee consents to the collection, use and transfer of personal data as described in this Subsection. Grantee understands and acknowledges that the Company, Grantee’s employer and the Company’s other Subsidiaries hold certain personal information regarding Grantee for the purpose of managing and administering the Plan, including (without limitation) Grantee’s name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Stock or directorships held in the Company and details of all options or any other entitlements to Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (the “Data”). Grantee further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. Grantee understands and acknowledges that the recipients of Data may be located in the United States or elsewhere. Grantee authorizes such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering Grantee’s participation in the Plan, including a transfer to any broker or other third party with whom Grantee elect to deposit shares of Stock acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Stock on Grantee’s behalf. Grantee may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Subsection by contacting the Human Resources Department of the Company or its equivalent in writing.

(e) If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

GenesisAI Corporation

By:
Name: Archil Cheishvili
Title: Chief Executive Officer

Address:

GRANTEE:

(Signature)

Name (Please Print)

Address:

Genesisai Corporation
Restricted Stock Award Agreement

ANNEX I

ACKNOWLEDGMENT OF AND AGREEMENT TO BE BOUND
BY THE RESTRICTED STOCK AWARD AGREEMENT OF
GenesisAI Corporation

The undersigned, as transferee of shares of GenesisAI Corporation hereby acknowledges that he or she has read and reviewed the terms of the Restricted Stock Award Agreement of GenesisAI Corporation and hereby agrees to be bound by the terms and conditions thereof, as if the undersigned had executed said Agreement as an original party thereto.

Dated: ____________________, ____.

(Signature of Transferee)

(Printed Name of Transferee)